Exhibit 10.1

This Translation Agreement ("Agreement") is made effective as of November 2, 2012("Effective Date")

THE PARTIES TO THIS AGREEMENT ARE:

THE CONTRACTOR: AK NORT TRANSLATION AGENCY,
                91 OCTOBER PROSPECT, UFA CITY, 450075
                RUSSIAAN FEDERATION , TEL 917484060

THE COMPANY:    TRANSLATION GROUP INC
                311 S DIVISION STREET, CARSON CITY NV 89703-4202
                TEL: (702) 425 3296

THE CONTRACTOR WISHES TO OFFER ITS TRANSLATIONS SERVICES THROUGH COMPANY WEB
SITE.

Parties acknowledge that the promises made by Contractor and Company set forth below constitute full and adequate mutual consideration. Based on such mutual consideration, Parties agree as follows:

RELATIONSHIP BETWEEN PARTIES.

Contractor serves as an independent contractor of Company in the performance of Contractor's Services under this Agreement. Nothing contained or implied in this Agreement creates a relationship of employer-employee between Company and Contractor nor does it create a joint venture, partnership, or similar relationship between Company and Contractor. Contractor is free from direction and control over the means and manner of providing the Services, subject only to the right of Company to specify the desired results.

COMPENSATION AND PAYMENT.

Compensation for selling the translations services according this agreement will be:

The Company will retain Contractor Commission which is 30% of proceed of the translations services sales.

Company agrees to pay Contractor the fee(s) set forth in each project assignment for Services. Payment in full must be made by Company to Contractor no later than 30 days from receipt of invoice by the method of payment specified in writing between the Parties.

INDEMNIFICATION.

Each Party hereby agrees to indemnify and hold harmless the other and such indemnified Party's subsidiaries, directors, officers, agents, and employees from and against all claims, liabilities, and expenses, including reasonable attorneys' fees, which may result from acts, omissions, or breach of this Agreement by the indemnifying Party, its subcontractors, employees, or agents. This provision shall survive the termination of this Agreement.

CONFIDENTIALITY.

Information is deemed Confidential Information if, given the nature of Company's business, a reasonable person would consider such information confidential. Contractor agrees: (a) to exercise the same degree of care as he/she accords to his/her own confidential information, but in no case less than reasonable care, and (b) to use Confidential Information which Company provides to Contractor only for the performance of Services for Company and not for Contractor's own benefit. Notwithstanding any other provision in this Agreement, Company has the right to immediately terminate this Agreement in the event of any breach of this provision.
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TERM AND TERMINATION.

This Agreement shall continue in effect for the longer of one (1) year following the Effective Date .Either Party may terminate this Agreement at any time upon 30 days' written notice sent to the other Party. In the event of such termination, the Parties agree to act in good faith toward one another during the notice period. In the event of termination of this Agreement, Contractor must provide Company, and Company must pay Contractor for, all Services performed through the date of termination; Company is not obligated to pay Contractor any other compensation, severance, or other benefit whatsoever.

COMPLETE AGREEMENT.

This is the complete agreement of the parties as to the subject matter hereof. Any changes in this Translation Agreement must be in writing signed by both parties. This Agreement becomes a binding contract only upon signature by both parties and the delivery of fully signed copies to each party.



Company: /s/ Kamilya Kucherova          Contractor: /s/ Zhamilya Alperova
        ----------------------------                ----------------------------
Kamilya Kucherova/Director                          Zhamilya Alperova/Manager